July 28, 2023

Bradley Atkins

Chairman, President and Trustee

Modern Capital Funds Trust

1050 Johnnie Dodds Blvd., Suite 2470

Mt. Pleasant, South Carolina 29465

RE:	Modern Capital Funds Trust File Nos. 811-23582 and 333-239559

Dear Mr. Atkins:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement filed on February 2, 2021 under the Securities Act of 1933 to the Registrant's Registration Statement on Form N-1A ("Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 under the Securities Act of 1933 (Amendment No. 6 under the 1940 Act) to the Registration Statement (the "Amendment") and consent to all references to us in the Amendment.

Thompson Hine LLP